EXHIBIT 10.20

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT, dated as of February 24, 2004 (this “Agreement”), is made by and among FTD, Inc., a Delaware corporation (the “Company”), FTD.COM Inc., a Delaware corporation (“FTDC”), Florists’ Transworld Delivery, Inc., a Michigan corporation (“FTDI”), FTD International Corporation, a Delaware corporation (“FTDT”), Value Network Service, Inc., a Delaware corporation (“VNS”), FTD Holdings Incorporated, a Delaware corporation (“FTDH”), Renaissance Greeting Cards, Inc., a Maine corporation (“RGC”), Flowers USA, Inc., a Connecticut corporation (“USA”; the Company, FTDC, FTDI, FTDT, VNS, FTDH, RGC and USA are collectively referred to in this Agreement as the “FTD Entities”), and Leonard Green & Partners, L.P., a Delaware limited partnership (the “Advisor”).

WHEREAS, FTDC, FTDI, FTDT, VNS, FTDH, RGC and USA are each an indirect or direct subsidiary of the Company;

WHEREAS, Mercury Man Holdings Corporation, a Delaware corporation (“MMHC), is a subsidiary of an affiliate of the Advisor;

WHEREAS, Nectar Merger Corporation, a Delaware corporation (“Nectar”), is a wholly-owned subsidiary of MMHC;

WHEREAS, as of the date of this Agreement, Nectar will be merged with and into the Company (the “Merger”) pursuant to a Merger Agreement, dated as of October 5, 2003 (the “Merger Agreement”), by and among the Company, MMHC and Nectar;

WHEREAS, pursuant to the Merger, the FTD Entities will become direct or indirect subsidiaries of MMHC;

WHEREAS, in connection with the Merger, Nectar and the Company are entering into a Credit Agreement, dated as of the date of this Agreement (as such agreement may be amended from time to time, the “Credit Agreement”), by and among Nectar, the Company, certain financial institutions, UBS Securities LLC, as syndication agent, Wells Fargo Bank, N.A., as documentation agent, and Credit Suisse First Boston, acting through its Cayman Islands branch, as administrative agent;

WHEREAS, in connection with the Merger, Nectar and the Company have entered into an Indenture, dated as of February 6, 2004 (as such agreement may be amended from time to time, the “Indenture”), with U.S. Bank National Association, as trustee, pursuant to which Nectar issued $175,000,000 aggregate principal amount of its 7.75% Senior Subordinated Notes due 2014 (the “Notes”); and

WHEREAS, the FTD Entities desire to obtain from the Advisor, and the Advisor desires to provide, certain services on an ongoing basis as provided herein.

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

1. Retention of Services

1.1 Investment Banking Services. Subject to the terms and conditions of this Agreement, the FTD Entities hereby retain the Advisor, and the Advisor hereby agrees to be retained by the FTD Entities, to provide investment banking services to the FTD Entities (the “Investment Banking Services”).

1.2 General Services. Subject to the terms and conditions of this Agreement, the FTD Entities hereby retain the Advisor, and the Advisor hereby agrees to be retained by the FTD Entities, to provide management, consulting and financial planning services to the FTD Entities on an ongoing basis in connection with the operation and growth of the FTD Entities in the ordinary course of their businesses during the term of this Agreement (the “General Services”).

1.3 Major Transaction Services. Subject to the terms and conditions of this Agreement, the FTD Entities hereby retain the Advisor, and the Advisor hereby agrees to be retained by the FTD Entities, to provide financial advisory and investment banking services to the FTD Entities in connection with major financial transactions that may be undertaken from time to time in the future (“Major Transaction Services” and, together with the Investment Banking Services and General Services, the “Services”).

1.4 Services to other Subsidiaries. Subject to the terms and conditions of this Agreement and as may be agreed upon, Advisor will render to other subsidiaries of the FTD Entities such advisory and investment banking services as may from time to time be agreed upon by Advisor and the Company.

2. Compensation

2.1 General Services Fee. In consideration of the General Services, the FTD Entities shall pay the Advisor (or its designee or designees) an annual fee payable in cash equal to $2,000,000 (the “Annual Fee”); provided, however, that the Annual Fee payable during any twelve-month period shall be payable if and only if the Company’s Consolidated EBITDA (as such term is defined in the Indenture) for any consecutive twelve-month period ended not more than twelve months prior to the scheduled date of such payment was equal to or greater than $46.75 million. In the event any amount payable pursuant to this Section 2.1 is not paid due to the application of the forgoing proviso or any other circumstances, such amount shall accrue and become due and payable at the date of the next scheduled payment of the Annual Fee not prohibited by the application of such proviso. In the event of a payment default under the Indenture or the Credit Agreement or a bankruptcy, liquidation or winding-up of the Company, the payment of all accrued and unpaid fees and other obligations under this Section 2.1 shall be subordinated to the prior payment in full of all amounts due and owing under the Indenture and the Credit Agreement. Subject to the forgoing provisions of this Section 2.1, the Annual Fee shall be payable by the FTD Entities in equal monthly installments in advance, on the first business day of each month commencing on the first such day following the date of this Agreement, without regard to the amount of services actually performed by the Advisor.

2.2 Major Transaction Services Fee. In consideration of any Major Transaction Services provided by the Advisor from time to time, the FTD Entities, as a group, shall pay the

Advisor normal and customary fees for services of like kind as agreed by the Advisor and the FTD Entities, taking into consideration all relevant factors, including, but not limited to, the size and complexity of the subject transaction, the time devoted to providing such services and the value of the Advisor’s investment banking expertise and relationships within the business and financial community.

2.3 Structuring Fee. In connection with the services provided for the FTD Entities in connection with the transactions contemplated by the Merger Agreement, the FTD Entities shall pay to the Advisor in cash concurrently with the execution and delivery of this Agreement a structuring fee of seven million dollars ($7,000,000.00).

2.4 Expenses. In addition to the fees to be paid to the Advisor pursuant to this Agreement, the FTD Entities shall pay to, or on behalf of, the Advisor, promptly when billed, all reasonable out-of-pocket expenses incurred by the Advisor (or submitted by the Advisor on behalf of other persons that incurred such expenses) in connection with the Services rendered pursuant to this Agreement. Such expenses shall include, among other things, fees and disbursements of counsel, travel expenses (including all airplane travel expenses), word processing charges, messenger and duplicating services, telephone and facsimile expenses and other customary expenditures.

3. Term

3.1 Termination; Acceleration of Amounts Due Upon Change of Control. This Agreement shall terminate on the tenth anniversary of the date of this Agreement; provided, however, that on each anniversary of the date of this Agreement, the term of this Agreement shall be extended automatically for one additional year, unless at least three months prior to such anniversary the Advisor or the FTD Entities have delivered to the other party written notice of its desire not to extend the term of this Agreement. Notwithstanding the foregoing, in the event of a Change of Control (as defined below) or Public Offering Event (as defined below), this Agreement shall terminate and all amounts payable under this Agreement during the term of this Agreement, as extended from time to time pursuant to this Section 3.1, discounted to present value at the date of such acceleration, shall become immediately due and payable.

As used in this Agreement, (a) “Change of Control” means (I) any transaction shall occur, including an equity sale, merger or consolidation of the Company with or into any entity or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the Company’s assets, on a consolidated basis, whether in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), the Advisor and its affiliates, in the aggregate, cease to own at least 40% of the aggregate equity interests of the Company or (II) a Change of Control (as defined in the Credit Agreement) or a Change of Control (as defined in the Indenture) shall occur; and (b) “Public Offering Event” means the first date after which the Company, MMHC or any other entity holding, directly or indirectly, all of the equity interests in the Company has completed one or more public offerings of its common stock in an aggregate offering amount of at least $50.0 million or as a result of which at least fifteen percent (15%) of the common stock of such entity (after giving effect to such offerings) is publicly traded.

3.2 Survival of Certain Obligations. Notwithstanding any other provision of this Agreement, the obligations of the FTD Entities to pay amounts due pursuant to Section 2 of this Agreement with respect to periods prior to the termination of this Agreement, the subordination provisions of Section 2.1 of this Agreement and the provisions of Sections 4 and 5 of this Agreement shall survive any termination of this Agreement.

4. Decisions/Authority of the Advisor

4.1 Limitation on the Advisor’s Liability. Each of the FTD Entities reserves the right to make all decisions with regard to any matter upon which the Advisor has rendered its advice and consultation, and there shall be no liability to the Advisor for any such advice accepted by any of the FTD Entities.

4.2 Independent Contractor. The Advisor shall act solely as an independent contractor and shall have complete charge of its respective personnel engaged in the performance of the Services. As an independent contractor, the Advisor shall have authority only to act as an advisor to the FTD Entities and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon any of the FTD Entities or to obtain or incur any right, obligation or liability on behalf of any of the FTD Entities. Nothing contained in this Agreement shall cause the Advisor or any of its partners or members or any of their affiliates, investment managers, investment advisors or partners to be deemed a partner of or joint venturer with any of the FTD Entities.

5. Indemnification

5.1 Indemnification/Reimbursement of Expenses. The FTD Entities shall (i) indemnify the Advisor and its partners and members and any of their affiliates, and the partners, directors, officers, employees, agents and controlling persons of the Advisor and its partners and members and any of their respective affiliates (collectively, the “Indemnified Parties”), to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, caused by, related to or arising out of the Services or any other advice or services contemplated by this Agreement or the engagement of the Advisor pursuant to, and the performance by the Advisor of the Services contemplated by, this Agreement, and (ii) promptly reimburse each Indemnified Party for all costs and expenses (including reasonable and documented attorneys’ fees and expenses), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of any one or more of the FTD Entities and whether or not resulting in any liability.

5.2 Limited Liability. None of the FTD Entities shall be liable under the indemnification contained in Section 5.1 of this Agreement to the extent that such loss, claim, damage, liability, cost or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the Advisor’s bad faith or gross negligence. Each of the FTD Entities further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the FTD Entities, holders of its securities or its creditors related to or arising out of the engagement of the Advisor pursuant to, or the performance by the Advisor of the Services contemplated by, this Agreement, except to the extent that any loss, claims, damage, liability, cost or expense is found in a non-appealable judgment by a court of competent jurisdiction to have resulted from the Advisor’s bad faith or gross negligence.

6. Miscellaneous

6.1 Assignment. None of the parties hereto shall assign this Agreement or the rights and obligations hereunder, in whole or in part, without the prior written consent of the other parties; provided, however, that, without obtaining such consent, the Advisor may assign this Agreement or its rights and obligations hereunder to (i) any affiliate of the Advisor; (ii) any investment manager, investment advisor or partner of the Advisor or any principal or beneficial owner of any of the foregoing; or (iii) any investment fund, investment account or investment entity whose investment manager, investment advisor or partner, or any principal or beneficial owner of any of the foregoing, is the Advisor or any person identified in clauses (i) or (ii) above. Subject to the foregoing, this Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right hereunder or by virtue of this Agreement.

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts made and performed within the State of Delaware without regard to principles of conflict of laws.

6.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any such which may be hereafter declared invalid, illegal, void or unenforceable.

6.4 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all written or verbal representations, warranties, commitments and other understandings with respect to the subject matter of this Agreement prior to the date of this Agreement.

6.5 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary to consummate the transactions contemplated by this Agreement. The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the agreements and transactions contemplated hereby.

6.6 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision of this Agreement is validly asserted as a defense, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover reasonable and documented attorneys’ fees in addition to any other available remedy.

6.7 Headings. The headings in this Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning of this Agreement.

6.8 Amendment and Waiver. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions of this Agreement may be given, provided that the same are in writing and signed by each of the parties hereto.

6.9 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the date first appearing above.

FTD, INC.

By:
Name: Carrie A. Wolfe
Title: Chief Financial Officer

FTD.COM

By:
Name: Carrie A. Wolfe
Title: Chief Financial Officer & Treasurer

FLORISTS’ TRANSWORLD DELIVERY, INC.

By:
Name: Carrie A. Wolfe
Title: Chief Financial Officer & Treasurer

FTD INTERNATIONAL CORPORATION

By:
Name: Carrie A. Wolfe
Title: Treasurer

VALUE NETWORK SERVICE, INC.

By:
Name: Carrie A. Wolfe
Title: Treasurer

FTD HOLDINGS INCORPORATED

By:
Name: Carrie A. Wolfe
Title: Treasurer

RENAISSANCE GREETING CARDS, INC.

By:
Name: Carrie A. Wolfe
Title: Treasurer

FLOWERS USA, INC.

By:
Name: Jon R. Burney
Title: Secretary

LEONARD GREEN & PARTNERS, L.P.
By:	LGP Management, Inc.
Its:	General Partner

By:
Name: Peter J. Nolan
Title: Vice President